UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 20, 2004

Spectre Gaming, Inc.

(Exact Name of registrant as specified in its chapter)

Minnesota	0-25764	41-1675041

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402

(Address of principal executive offices & Zip Code)

(612) 279-2030

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
Purchase Agreement
Secured Convertible Promissory Note
Registration Rights Agreement

Item 5. Other Events and Regulation FD Disclosure.

     On May 20, 2004, the Company received $1,100,000 in a convertible debt investment from Pandora Select Partners LP (“Pandora”). The note is payable in interest only through August 20, 2004, and thereafter is payable in equal monthly installments over the next 15 months. The note is convertible by Pandora into common stock of Spectre at $2.50 per share, and allows Spectre, subject to certain conditions and limitations, to make monthly installment payments with its common stock at a price per share equal to 90% of the average closing bid price of the common stock over the 30 trading days immediately preceding the payment date. In connection with the financing, Spectre paid a 3% origination fee, issued a five-year warrant for the purchase of 200,000 shares of Spectre’s common stock at $2.50 per share, and granted Pandora a security interest in the Company’s assets. In addition, Spectre agreed to file a registration statement with the U.S. Securities and Exchange Commission, covering the issuance or resale of the shares of Spectre’s common stock which may be issued in connection with the note and warrant issued to Pandora. In connection with the financing, the Company also paid a finder’s fee of $50,000 and issued a five-year warrant for the purchase of 50,000 shares of the Company’s common stock at $2.50 per share and a five-year warrant for the purchase of 50,000 shares at $3.00 per share.

     Spectre offered and sold the convertible note and warrant in reliance on an exemption from registration for offers and sales of securities that do not involve a public offering. This offering was not registered under the Securities Act of 1933, as amended, and neither the convertible note nor the warrants or the underlying common stock may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits

10.1	Purchase Agreement between Pandora Select Partners, L.P. and the Company dated May 20, 2004.

10.2	Secured Convertible Promissory Note between Pandora Select Partners, L.P. and the Company dated May 20, 2004.

10.3	Registration Rights Agreement between Pandora Select Partners, L.P. and the Company dated May 20, 2004.

Dated: May 27, 2004	Spectre Gaming, Inc.
	By:	/s/ Brian Niebur
Brian Niebur
Its Chief Financial Officer